Exhibit 10.3

THESTREET, INC.
AGREEMENT FOR GRANT
OF
NON-QUALIFIED STOCK OPTION

March 7, 2012

Elisabeth DeMarse
c/o TheStreet, Inc.
14 Wall Street
15th Floor
New York, NY 10005

Dear Elisabeth:

          This letter (the “Letter”) sets forth the terms and conditions of the stock option (“Option”) hereby awarded to you by TheStreet, Inc. (the “Company”).

          This award is made outside of, and not from, the Company’s 2007 Performance Incentive Plan (the “Plan”). Nevertheless, this award is subject to the terms and conditions set forth in the Plan, any rules and regulations adopted by the Board of Directors of the Company (the “Board”) or the committee of the Board which administers the Plan (the “Committee”), and this Letter. The provisions of the Plan are hereby incorporated by reference and any term used in this Letter and not defined herein shall have the meaning set forth in the Plan. Unless otherwise indicated, section references contained in this Letter shall refer to the corresponding sections of this Letter. The Option shall be deemed to be a non-qualified stock option within the meaning of the Internal Revenue Code of 1986, as amended.

          1. Option Grant

          You have been granted an Option to purchase 1,525,360 shares of the Company’s Common Stock (“Common Stock”) to the extent the Option is exercisable as set forth below. The Option may not be sold, transferred, assigned, pledged or otherwise encumbered by you, in whole or in part; provided that the foregoing shall not affect your right to name a beneficiary under Section 13 of the Plan. The Option may be exercised only by you, except that in the event of your death, the Option may be exercised (at any time prior to its expiration or termination as provided in Sections 8 and 11) by the executor or administrator of your estate or by a person who acquired the right to exercise your Option by will or pursuant to the laws of descent and distribution. Until such time as stock certificates for the shares of Common Stock represented by the purchase of all or portion of the Option have been delivered to you in accordance with Section 4, you shall have none of the rights of a stockholder with respect to the Common Stock with respect to such shares.

          2. Option Exercise Price

          The price at which you may purchase the shares of Common Stock underlying the Option is $1.80 per share.

          3. Term of Option

          Your Option shall expire, to the extent that it has not previously terminated, on March 7, 2019. However, your Option may terminate prior to such expiration date as provided in Sections 8 and 11. Regardless of the provisions of Sections 5 or 8 or any other provision hereof, in no event can your Option be exercised after the expiration date set forth in this Section 3.

          4. Exercisability of Option

          Your Option will become exercisable with respect to the following number(s) of shares of Common Stock on the following date(s) as set forth below, provided that you are in the Service (as defined below) of the Company or one of its subsidiaries on such date and the Option has not been terminated in accordance with Sections 8 or 11:

Date	Number of Shares of Common Stock

March 7, 2013	381,340

The seventh (7th) calendar day of each month between April 7, 2013 and February 7, 2016, inclusive	31,778

March 7, 2016	31,790

For purposes hereof, you shall be considered to be in the “Service” of the Company or one of its subsidiaries if you are an employee of, or otherwise providing services to, the Company (or one if its subsidiaries, as applicable) on the applicable vesting date; provided that if you are not an employee of the Company or one of its subsidiaries on the applicable vesting date, you are providing services to the Company or one of its subsidiaries on the applicable vesting date pursuant to a written agreement signed by the Company or one of its subsidiaries that expressly agrees that the vesting of the Option shall continue during such period of service.

          To the extent that your Option has become exercisable with respect to a number of shares of Common Stock, you may exercise the Option to purchase all or any portion of such shares of Common Stock at any time on or before the date the Option expires or terminates; provided that you may only purchase a whole number of shares of Common Stock.

          5. Accelerated Vesting in Certain Events

          Notwithstanding Section 4, upon the occurrence of any of the following events, the then-unvested portion of the Option shall become exercisable and may be exercised; provided that such portion of the Option only may be exercised within one hundred and eighty (180) calendar days from the occurrence of such event (but in no event beyond the date set forth in Section 3): (i) the termination of your employment by the Company or any subsidiary thereof without Cause (as defined below) prior to a Change of Control (as defined in the Plan) if such termination is related to the Change of Control; or (ii) a Change of Control, unless (A) either (x) the Company is the surviving corporation in the Change of Control and the award reflected in this Letter is equitably adjusted pursuant to Section 4.4 of the Plan or (y) the award reflected in this Letter is assumed or replaced by a Successor (as defined below) and (B) the award as so adjusted, assumed or replaced (x) has substantially the same potential economic benefits and vesting terms as did the award immediately prior to the Change of Control and (y) provides that the award immediately shall become fully vested and exercisable upon the termination of your employment (by the Company or any subsidiary thereof or by a Successor or any affiliate thereof) without Cause at any time (provided that such portion of the Option only may be exercised within one hundred and eighty (180) calendar days from such termination (but in no event beyond the date set forth in Section 3)). If you are employed by a Successor or any affiliate thereof following a Change of Control, references in this Letter to the Company shall be understood to be references to the Successor or any such affiliate regarding matters related to the occurrence of non-occurrence of events from and after the date you become employed by the Successor or such affiliate.

          For purposes of this Letter, “Cause” shall be determined by the Committee in the exercise of its good faith judgment, in accordance with the following guidelines: (i) your willful misconduct or gross negligence in the performance of your obligations, duties and responsibilities as President and Chief Executive Officer (including those as an employee of the Company set forth in the Company’s Code of Business Conduct and Ethics dated June 1, 2006, as same may be amended from time to time provided such amendment affects all executive officers of the Company), (ii) your dishonesty or misappropriation, in either case that is willful and material, relating to the

Company or any of its funds, properties, or other assets, (iii) your inexcusable repeated or prolonged absence from work (other than as a result of, or in connection with, a Disability), (iv) any unauthorized disclosure by you of Confidential Information or proprietary information of the Company in violation of Section 12(d) which is reasonably likely to result in material harm to the Company, (v) your conviction of a felony (including entry of a guilty or nolo contender plea) involving fraud, dishonesty, or moral turpitude, (vi) a violation of federal or state securities laws, or (vii) the failure by you to attempt to perform faithfully your duties and responsibilities as President and Chief Executive Officer, or other material breach by you of this Letter, provided any such failure or breach described in clauses (i), (ii), (iii), (iv), (vi) and (vii) is not cured, to the extent cure is possible, by you within thirty (30) days after written notice thereof from the Company to you; provided, however, that no failure or breach described in clauses (i), (ii), (iii), (iv), (vi) and (vii) shall constitute Cause unless (x) the Company first gives you written notice of its intention to terminate your employment for Cause and the grounds of such termination no fewer than ten (10) days prior to the date of termination; and (y) you are provided an opportunity to appear before the Board, with or without legal representation at your election to present arguments on your own behalf; and (z) if you elect to so appear, such failure or breach is not cured, to the extent cure is possible, within thirty (30) days after written notice from the Company to you that, following such appearance, the Board has determined in good faith that Cause exists and has not, following the initial notice from the Company, been cured; provided further, however, that notwithstanding anything to the contrary in this Letter and subject to the other terms of this proviso, the Company may take any and all actions, including without limitation suspension (but not without pay), it deems appropriate with respect to you and your duties at the Company pending such appearance and subsequent to such appearance during which such failure or breach has not been cured. No act or failure to act on your part will be considered “willful” unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interests of the Company.

          For purposes of this Letter, “Disability” shall mean physical or mental incapacity of a nature which prevents you, in the good faith judgment of the Committee, from performing your duties and responsibilities as President and Chief Executive Officer for a period of ninety (90) consecutive days or one hundred and fifty (150) days during any year, with each year under this Letter commencing on each anniversary of the date hereof.

          6. Manner of Exercise

          You may exercise your Option by giving notice to the Company (or to such service provider as the Company may designate), following such procedures as may be communicated to you from time to time.

          The shares of Common Stock represented by the exercise of your Option may consist of authorized but unissued shares or treasury shares of the Company, as determined from time to time by the Committee.

          7. Satisfaction of Option Exercise Price

          The Option may be exercised by payment of the option exercise price in cash (including check, bank draft, money order, or wire transfer). In addition, your Option may be exercised using such broker cashless exercise procedure or other procedure as the Company may establish from time to time.

          8. Termination of Service

          (a) General. If your Service terminates for any reason other than for Cause, the Option will terminate one hundred and eighty (180) calendar days after such termination of Service. Except as set forth in the Severance Agreement (as defined in Section 24 below), following the termination of your Service, no additional portions of the Option will become exercisable, and the Option will be exercisable only to the extent exercisable on the date of such termination of Service. If your Service terminates for Cause, the Option shall be immediately terminated and may not be exercised.

          (b) Adjustments by the Committee. The Committee may, in its discretion, exercised before or after your termination of Service, declare all or any portion of the Option immediately exercisable and/or permit all or any part of the Option to remain exercisable for such period designated by it after the time when the Option would have otherwise terminated as provided in Section 8(a), but not beyond the expiration date of your Option as set forth in Section 3 above.

          (c) Committee Determinations. The Committee shall have absolute discretion to determine the date and circumstances of the termination of your Service, and its determination shall be final, conclusive and binding upon you.

          9. Restrictions on Option Exercise; Delivery of Shares

          (a) Even though your Option may be otherwise exercisable, your right to exercise the Option will be suspended if the Committee determines that your exercise of the Option would violate applicable laws or regulations. The suspension will last until the exercise would be lawful. Any such suspension will not extend the term of your Option.

          (b) Even though your Option may be otherwise exercisable, the Committee may refuse to permit such exercise if it determines, in its discretion, that any of the following circumstances is present:

(i)

the shares of Common Stock to be acquired upon such exercise are required to be registered or qualified under any federal or state securities law, or to be listed on any securities exchange or quotation system, and such registration, qualification, or listing has not occurred;

(ii)	the consent or approval of any government regulatory body is required and has not been obtained;

(iii)	the satisfaction of withholding tax is required and has not occurred;

(iv)

representations by you or other information is determined by counsel for the Company to be necessary or desirable in order to comply with any federal or state securities laws or regulations, and you have not provided such representations or information; or

(v)

an agreement by you with respect to the disposition of shares of Common Stock to be acquired upon exercise of your Option is determined by the Committee to be necessary or desirable in order to comply with any federal or state securities laws or regulations, or is required by the terms of this Letter, and you have not executed such agreement.

          (c) Shares of Common Stock to be delivered to you in connection with any exercise of the Option shall be delivered to you as soon as practicable and, at the Company’s election, the Company may effect such delivery by causing such number of shares of Common Stock to be deposited via DWAC into a brokerage account in your name. Common Stock delivered upon the exercise of the Option will be fully transferable (subject to any applicable securities law restrictions) and not subject to forfeiture (other than as set forth in Section 11), and will entitle the holder to all rights of a stockholder of the Company.

          (d) The Company will use reasonable commercial efforts to (i) file and cause to remain effective and current a Registration Statement on Form S-8 (or successor form) with the Securities and Exchange Commission covering shares subject to the Option until such times as all of the shares of Common Stock underlying your Option are either delivered hereunder or the Option has expired or been terminated pursuant to the terms of this Letter, and (ii) until three (3) months after you cease being an “affiliate” of the Company, to maintain a resale prospectus thereunder (or otherwise register under the Securities Act of 1933, as amended) the Common Stock underlying your Option.

          10. Income Tax Withholding

          In connection with the exercise of your Option, you will be required to pay, pursuant to such arrangements as the Company may establish from time to time, any applicable federal, state and local withholding tax liability. If you fail to satisfy your withholding obligation in a time and manner satisfactory to the Committee, the Company shall have the right to withhold the required amount from your salary or other amounts payable to you.

          11. Additional Termination Events and Claw-Back

          Notwithstanding anything else in this Letter, the unexercised portion of the Option shall be terminated (regardless of the extent to which it is exercisable) if any one of the following occurs: (i) you engage in Competitive Activity (as defined below) with the Company or any of its subsidiaries during your employment by the Company or any of its subsidiaries or within two (2) years after your service as President and Chief Executive Officer terminates; or (ii) you breach any of the Restrictive Covenants set out in Section 12 (collectively, the “Restrictive Covenants”) within two (2) years after the cessation of your employment with the Company or any subsidiary.

          The Company reserves the right (as provided below) to claw-back shares of Common Stock delivered under this Letter pursuant to each exercise of the Option by you if you engage in Competitive Activity or violate any of the Restrictive Covenants within eighteen (18) months after the delivery of such shares of Common Stock. If the Committee determines, in its good faith discretion, that all or some portion of the shares of Common Stock delivered to you will be clawed-back, then you shall be required to repay to the Company the Repayment Amount (as defined below) with respect to such shares of Common Stock. You may satisfy the payment obligation set forth in the preceding sentence by paying the Company cash, by delivering to the Company shares of Common Stock, or by remitting to the Company a combination of cash and shares of Common Stock, such that the Fair Market Value (measured as of the day before your delivery to the Company of shares of Common Stock) of any shares of Common Stock you deliver to the Company, plus the amount of any cash you pay to the Company, equals the Repayment Amount. The “Repayment Amount” with respect to the shares of Common Stock delivered to you upon any exercise of the Option shall mean the lesser of the Exercise Date Spread Value (as defined below) with respect to such exercise of the Option and the Delivery Date Spread Value (as defined below) with respect to such exercise of the Option, in each case reduced by the amount of taxes paid by you with respect to such exercise of the Option; provided that neither the Exercise Date Spread Value nor the Delivery Date Spread Value shall be less than zero. With respect to each exercise you made of the Option, the “Exercise Date Spread Value” is the amount, if any, by which the Fair Market Value (measured as of the date of exercise) of the number of shares of Common Stock underlying the Option with respect to which the Option was exercised on such date, exceeded the aggregate option exercise price for such shares. With respect to each exercise you made of the Option, the “Delivery Date Spread Value” is the amount, if any, by which the Fair Market Value (measured as of the day before you remit the Repayment Amount to the Company) of the number of shares of Common Stock underlying the Option with respect to which the Option was exercised, exceeded the aggregate option exercise price for such shares. In addition to any other remedy available to the Company under applicable law, the Company shall have the right to offset any other amounts payable to you by the amount of any required repayment by you which has not been repaid.

          For purposes of this Letter, “Competitive Activity” means your service as a director, officer, employee, principal, agent, stockholder, member, owner or partner of, or you permit your name to be used in connection with the activities of, any other business or organization anywhere in the United States, or in any other geographic area in which the Company or any of its subsidiaries operates or with respect to which the Company provides financial news and commentary coverage (or from which such other business or organization provides financial news and commentary coverage of the United States), which engages in a business that competes with any business in which the Company or any subsidiary is engaged (a “Competing Business”); provided, however, that, notwithstanding the foregoing, it shall not be a Competitive Activity for you to (i) become the registered or beneficial owner of up to three percent (3%) of any class of capital stock of a competing corporation registered under the Securities Exchange Act of 1934, as amended, provided that you do not otherwise participate in the business of such corporation or (ii) work in a non-competitive business of a company which is carrying on a Competing Business, the revenues of which represent less than twenty percent (20%) of the consolidated revenues of that company, or, as a result thereof, owning compensatory equity in that company.

          For purposes of this Letter, “Fair Market Value” of a share of Common Stock on any date shall be (i) if the principal market for the Common Stock is a national securities exchange, the closing sales price per share of the Common Stock on such day (or, if such exchange is not open on such day, on the next day such exchange is open) as reported by such exchange or on a consolidated tape reflecting transactions on such exchange, or (ii) if the principal market for the Common Stock is not a national securities exchange, the closing average of the highest bid and lowest asked prices per share of Common Stock on such day (or, if such exchange is not open on such day, on the next day such exchange is open) as reported by the market upon which the Common Stock is quoted, or an independent dealer in the Common Stock, as determined by the Company in good faith; provided, however, that if clauses (i) and (ii) are all inapplicable, or if no trades have been made and no quotes are available for such day, the Fair Market Value of the Common Stock shall be determined by the Committee in good faith by any method consistent with applicable regulations adopted by the United States Treasury Department relating to stock options or stock valuation.

          12. Restrictive Covenants

a.	Non-Solicitation of Employees

You agree that, during your employment by the Company or any subsidiary and through the end of two (2) years after the cessation of your employment with the Company or any subsidiary, you will not solicit for employment or hire, in any business enterprise or activity, any employee of the Company or any subsidiary who was employed by the Company or a subsidiary during your period of employment by the Company or a subsidiary provided that (a) the foregoing shall not be violated by any general advertising not targeted at any Company or subsidiary employees nor by you serving as a reference upon request, and (b) you may solicit and hire any one or more former employees of the Company or its subsidiaries who had ceased being such an employee for a period of at least six (6) months prior to any such solicitation or hiring.

b.	Non-Solicitation of Clients and Vendors

You agree that, during your employment by the Company or any subsidiary and through the end of two (2) years after the cessation of your employment with the Company or any subsidiary, you will not solicit, in any business enterprise or activity, any client, customer, licensee, licensor, third-party service provider or vendor (a “Business Relation”) of the Company or any subsidiary who was a Business Relation of the Company or any subsidiary during your period of employment by the Company or any subsidiary to (i) cease being a Business Relation of the Company or any subsidiary or (ii) become a Business Relation of a Competing Business unless (without you having solicited such third party to cease such relationship) such third party ceased being a Business Relation of the Company or any subsidiary for a period of at least six (6) months prior to such solicitation.

c.	Non-Disparagement

During your employment by the Company or any subsidiary and indefinitely thereafter, neither party shall make any statements, written or oral, to any third party which disparage, criticize, discredit or otherwise operate to the detriment of you or the Company, its present or former officers, shareholders, directors and employees and their respective business reputation and/or goodwill, provided, however, that nothing in this Section 12(c) shall prohibit either party from (i) making any truthful statements or disclosures required by applicable law regulation or (ii) taking any action to enforce its rights under this Letter or any other agreement in effect between the parties.

d.	Confidentiality

1)

During your employment by the Company or any subsidiary and indefinitely thereafter, you shall keep secret and retain in strictest confidence, any and all Confidential Information relating to the Company, except where your disclosure or use of such Confidential Information is in furtherance of the performance by you of your duties to the Company and not for personal benefit or the benefit of any interest adverse to the Company’s interests. For purposes of this Letter, “Confidential Information” shall mean any information including without limitation plans, specifications, models, samples, data, customer lists and customer information, computer programs and documentation, and other technical and/or business information, in whatever form, tangible or intangible, that can be communicated by whatever means available at such time, that relates to the Company’s current business or future business contemplated during your employment, products, services and development, or information received from others that the Company is obligated to treat as confidential or proprietary (provided that such confidential information shall not include any information that (a) has become generally available to the public or is generally known in the relevant trade or industry other than as a result of an improper disclosure by you, or (b) was available to or became known to you prior to the disclosure of such information on a non-confidential basis without breach of any duty of confidentiality to the Company), and you shall not disclose such confidential information to any Person (as defined below) other than the Company, except with the prior written consent of the Company, as may be required by law or court or administrative order (in which event you shall so notify the Company as promptly as practicable), or in performance of your duties on behalf of the Company. Further, this Section 12(d) shall not prevent you from disclosing Confidential Information in connection with any litigation, arbitration or mediation to enforce this Letter or other agreement between the parties, provided such disclosure is necessary for you to assert any claim or defense in such proceeding.

For purposes of this Letter, “Person” shall mean an individual, corporation, partnership, limited liability company, limited liability partnership, association, trust or other unincorporated organization or entity.

2)

Upon your termination of employment for any reason, you shall return to the Company all copies, reproductions and summaries of Confidential Information in your possession and use reasonable efforts to erase the same from all media in your possession, and, if the Company so requests, shall certify in writing that you have done so, except that you may retain such copies, reproductions and summaries during any period of litigation, arbitration or mediation referred to in Section 12(d)(1). All Confidential Information is and shall remain the property of the Company (or, in the case of information that the Company receives from a third party which it is obligated to treat as confidential, then the property of such third party); provided, you shall be entitled to retain copies of (i) information showing your compensation or relating to reimbursement of expenses, (ii) information that is required for the preparation of your personal income tax return, (iii) documents provided to you in your capacity as a participant in any employee benefit plan, policy or program of the Company and (iv) this Letter and any other agreement by and between you and the Company with regard to your employment or termination thereof.

3)

All Intellectual Property (as hereinafter defined) and Technology (as hereinafter defined) created, developed, obtained or conceived of by you during your employment, and all business opportunities presented to you during your employment, shall be owned by and belong exclusively to the Company, provided that they reasonably relate to any of the business of the Company on the date of such creation, development, obtaining or conception, and you shall (i) promptly disclose any such Intellectual Property, Technology or business opportunity to the Company, and (ii) execute and deliver to the Company, without additional compensation, such instruments as the Company may require from time to time to evidence its ownership of any such Intellectual Property, Technology or business opportunity. For purposes of this Letter, (x) the term “Intellectual Property” means and includes any and all trademarks, trade names, service marks, service names, patents, copyrights, and applications therefor, and (y) the term “Technology” means and includes any and all trade secrets, proprietary information, invention, discoveries, know-how, formulae, processes and procedures.

          The parties acknowledge that the restrictions contained in this Section 12 are a reasonable and necessary protection of the immediate interests of the Company, and any violation of these restrictions could cause substantial injury to the Company and that the Company would not have entered into this Letter, without receiving the additional consideration offered by you in binding yourself to any of these restrictions. In the event of a breach or threatened breach by you of any of these restrictions, the Company shall be entitled to apply to any court of competent jurisdiction for an injunction restraining you from such breach or threatened breach; provided, however, that the right to apply for an injunction shall not be construed as prohibiting the Company from pursuing any other available remedies for such breach or threatened breach.

          13. No Guarantee of Continuation of Service

          This grant of this Option does not constitute an assurance of continued Service for any period or in any way interfere with the Company’s right to terminate your Service.

          14. Administration

          The Committee has the sole power to exercise its good faith judgment to interpret the Plan and this Letter and to act upon all matters relating this grant to the extent provided in the Plan and not inconsistent with the terms of this Letter. Any decision, determination, interpretation, or other action taken pursuant to the provisions of the Plan and this Letter by the Committee shall be final, binding, and conclusive.

          15. Section 409A

          Notwithstanding anything to the contrary in the Plan or this Letter to the contrary, no benefits to be paid or provided to you, if any, pursuant to this Letter that, when considered together with any other severance payments or separation benefits, are considered deferred compensation not exempt under Section 409A (together, the “Deferred Payments”) will be paid or otherwise provided until you have a “separation from service” within the meaning of Section 409A. For purposes of this Letter, “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended or any regulations or Treasury guidance promulgated thereunder (“Section 409A”).

          Notwithstanding any provision of the Plan or this grant to the contrary, if you are a “specified employee” as determined by the Board or the Committee, in accordance with Section 409A, you shall not be entitled to any Deferred Payments until the earlier of (i) the date which is six (6) months and one (1) day after your termination of employment for any reason other than death (except that during such six (6) month period you may receive total payments from the Company that do not exceed the amount specified in Treas. Reg. Section 1.409A-1(b)(9) or that constitute a short-term deferral within the meaning of Section 409A), or (ii) the date of your death.

          Notwithstanding any provision of the Plan or this Letter to the contrary, to the extent any compensation or award which constitutes deferred compensation within the meaning of Section 409A shall vest upon the occurrence of a Change of Control and such Change of Control does not constitute a “change in the ownership or effective control” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A, then notwithstanding such vesting, payment will be made to you on the earliest of (i) your “separation from service” with the Company (determined in accordance with Section 409A) or, if you are a specified employee within the meaning of Section 409A, such later date as provided in the preceding paragraph, (ii) the date payment otherwise would have been made, or (iii) the date of your death.

          This Option is intended to be exempt from or comply with the requirements of Section 409A so that none of the benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be exempt or so comply. If any provision of this Letter or of any award of compensation, including equity compensation or benefits would cause you to incur any additional tax or interest under Section 409A, the parties agree to negotiate in good faith to reform such provision in such manner as to maintain, to the maximum extent practicable, the original intent and economic terms of the applicable provision without violating the provisions of Section 409A.

          16. Amendment

          The Committee may from time to time amend the terms of this grant in accordance with the terms of the Plan in effect at the time of such amendment, but no amendment which is unfavorable to you can be made without your written consent.

          The Plan is of unlimited duration, but may be amended, terminated or discontinued by the Board of Directors of the Company at any time. However, no amendment, termination or discontinuance of the Plan will unfavorably affect this grant.

          Notwithstanding the foregoing, the Committee expressly reserves the right to amend the terms of the Plan and this grant with your consent which shall not be unreasonably withheld to the extent it determines that such amendment is necessary or desirable for an exemption from or compliance with the distribution, acceleration and election requirements of Section 409A of the Code.

          17. Notices

          Unless otherwise provided herein, any notice, exercise of rights or other communication required or permitted to be given hereunder shall be in writing and shall be given by overnight delivery service such as Federal Express or personal delivery against receipt, or mailed by registered or certified mail (return receipt requested), to the party to whom it is given at, in the case of the Company, Compensation Committee Chair, TheStreet, Inc., 14 Wall Street, 15th Floor, New York, NY 10005, or, in the case of you, at your principal residence address as then reflected on the records of the Company or such other address as such party may hereafter specify by notice to the other party hereto. Any notice or other communication shall be deemed to have been given as of the date so personally delivered or transmitted by telecopy or like transmission or on the next business day after sent by overnight delivery service for next business day delivery or on the fifth business day after sent by registered or certified mail.

          18. Representations

          The Company hereby represents and warrants that the execution and delivery of this Letter and the performance by the Company of its obligations hereunder have been duly authorized by all necessary corporate action of the Company.

          19. Amendment

          This Letter may be amended only by a written agreement signed by the parties hereto.

          20. Binding Effect

          This Letter shall be binding upon and inure to the benefit of the Company and any Successor. As used herein, a “Successor” shall mean any successor organization that succeeds to the Company (or to any direct or indirect successor) by merger or consolidation or operation of law, or by acquisition of all or substantially all of the assets of the Company (or of any direct or indirect successor).

          21. Governing Law

          This Letter shall be governed by and construed in accordance with the internal laws of the State of New York applicable to contracts to be performed wholly within the state and without regard to its conflict of laws provisions that would defer to the laws of another jurisdiction, except to the extent the laws of the State of Delaware mandatorily govern.

          22. Severability

          If any provision of this Letter shall for any reason be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not be affected or impaired thereby. Moreover, if any one or more of the provisions of this Letter shall be held to be excessively broad as to duration, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowable by applicable law. To the extent permitted by applicable law, each party hereto waives any provision of law that renders any provision of this Letter invalid, illegal or unenforceable in any way.

          23. Execution in Counterparts

          This Letter may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same instrument.

          24. Entire Agreement

          This Letter, together with (i) the Severance Agreement between the Company and you, as executed as of the same date as this Letter (the “Severance Agreement”) and (ii) award agreements entered into by and between you and the Company with respect to outstanding incentive awards and incentive awards granted on or before the date hereof, sets forth the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof.

          25. Titles and Headings

          Titles and headings to Sections herein are for purposes of reference only, and shall in no way limit, define or otherwise affect the meaning or interpretation of any of the provisions of this Letter.

          26. Consent to Jurisdiction

          The parties hereto each hereby irrevocably submit to the exclusive jurisdiction of any New York State or Federal court sitting in the Borough of Manhattan, City of New York in any action or proceeding to enforce the provisions of this Letter, and waives the defense of inconvenient forum to the maintenance of any such action or proceeding.

          This Letter contains the formal terms and conditions of your award and accordingly should be retained in your files for future reference. The Company may require you to provide evidence of your acknowledgment of this Letter using such means of notification as may be communicated to you by the Company or its service provider.

Very truly yours,

THESTREET, INC.

	By:	/s/ William R. Gruver

Name: William R. Gruver
Title: Chairman, Compensation Committee

AGREED TO AND ACCEPTED:

/s/ Elisabeth DeMarse

Elisabeth DeMarse